Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Sinclair Broadcast Group, Inc. and in the related Prospectuses of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of Sinclair Broadcast Group, Inc., and the effectiveness of internal control over financial reporting of Sinclair Broadcast Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

Registration Statement Number	Description

333-58135	Form S-8
333-12257	Form S-3
333-12255	Form S-3
333-43047	Form S-8
333-31569	Form S-8
333-31571	Form S-8
333-103528	Form S-8
333-129615	Form S-8
333-86712	Form S-3
333-49543	Form S-3MEF
333-107575	Form S-3

/s/ Ernst & Young LLP

Baltimore, Maryland

February 28, 2008